UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*



                        Schnitzer Steel Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Class A Common Stock, $1 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   806882 10 6
                    ---------------------------------------
                                 (CUSIP Number)


                                       NA
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]  Rule 13d-1(b)
     [   ]  Rule 13d-1(c)
     [ X ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 2 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Manuel Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                27,500
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                313,354
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,397,128
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.2%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 2 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 3 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Carol S. Lewis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                1,000
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                134,870
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            60,000
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,370,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 3 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 4 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Scott Lewis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                26,000
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                79,175
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,395,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.2%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 5 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Emanuel Rose
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                700
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                14,522
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,370,328
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 5 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 6 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Larry Lewis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                82,209
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 6 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 7 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Kathleen Lewis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                81,413
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 7 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 8 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Marilyn S. Easly
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                10,300
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                258,427
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            60,000
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,379,928
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.0%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 8 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                         Page 9 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      David S. Easly
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                51,008
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            1,042
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 9 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 10 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Danielle Easly Nye
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                43,026
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            1,042
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 10 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 11 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Sean M. Easly
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                33,381
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 11 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 12 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Gilbert Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,454,978
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            565,079
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,454,978
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.8%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 12 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 13 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Thelma S. Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,454,978
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            565,079
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,454,978
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.8%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 13 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 14 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Gary Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                47,108
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                164,205
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            90,000
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,416,736
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.2%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 14 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 15 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Gregory Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                28,000
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                32,425
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,397,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.2%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 15 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 16 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Kenneth M. Novack
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                10,844
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,453,978
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                10,844
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            266,387
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,464,822
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 16 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 17 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Deborah S. Novack
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,453,978
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            356,387
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,453,978
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.8%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 17 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 18 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Melanie A. Novack
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 18 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 19 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Leonard Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                61,976
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,399,528
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                61,976
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            460,411
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,461,504
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.6%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 19 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 20 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Lois T. Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,393,228
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            269,475
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,393,228
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.2%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 20 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 21 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Rita S. Philip
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,378,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            164,151
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,378,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.0%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 21 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 22 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Robert W. Philip
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                70,325
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,378,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                70,325
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            127,700
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,448,953
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.4%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 22 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 23 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Michele Babette Philip
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                1,500
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                9,827
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,371,128
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 23 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 24 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Gayle S. Romain
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                300
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,409,428
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                110,947
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            215,296
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,409,728
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.3%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 24 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 25 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Laura H. Rosencrantz
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                6,108
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 25 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 26 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Bryan L. Rosencrantz
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                100
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                6,208
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,728
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 26 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 27 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Sandra Lee Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                2,600
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                125,464
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            30,000
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,372,228
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.0%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 27 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 28 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Mardi S. Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                600
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                123,464
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            53,724
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,370,228
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 28 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 29 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Jill Schnitzer Edelson
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                100
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,374,328
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                100
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            169,310
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,374,428
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.0%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 29 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 30 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Richard H. Edelson
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,374,328
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            110,888
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,374,328
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.0%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 30 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 31 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Dina S. Meier
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,370,928
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            156,905
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,370,928
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 31 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 32 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Jean S. Reynolds
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,410,078
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            460,089
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,410,078
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.3%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 32 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 33 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Alan Scott Davis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                9,332
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 33 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 34 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      N. Dickson Davis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                3,000
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 34 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 35 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Samantha Paige Davis
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                15,863
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 35 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 36 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Dori Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,410,078
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                273,667
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            347,301
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,410,078
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.3%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 36 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 37 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Susan Schnitzer
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,410,078
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                245,716
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            260,747
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,410,078
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      45.3%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 37 of 43 pages

                                       13G

CUSIP No. 806882 10 6                                        Page 38 of 43 Pages
--------------------------------------------------------------------------------
 1    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      First Interstate Bank of Oregon, N.A.
--------------------------------------------------------------------------------
  2   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   [ X ]
      (b)   [   ]
--------------------------------------------------------------------------------
  3   SEC Use Only


--------------------------------------------------------------------------------
  4   Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                        5   Sole Voting Power

      Number                0
      of                --------------------------------------------------------
      Shares            6   Shared Voting Power
      Beneficially
      Owned                 4,369,628
      by                --------------------------------------------------------
      Each              7   Sole Dispositive Power
      Reporting
      Person                0
      With              --------------------------------------------------------
                        8   Shared Dispositive Power

                            650,000
--------------------------------------------------------------------------------
  9   Aggregate Amount Beneficially Owned by Each Reporting Person

      4,369,628
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      [   ]
--------------------------------------------------------------------------------
 11   Percent of Class Represented by Amount in Row (11)

      44.9%
--------------------------------------------------------------------------------
 12   Type of Reporting Person (See Instructions)

      Bk
--------------------------------------------------------------------------------


                               Page 38 of 43 pages

Item 1(a).     Name of Issuer
               --------------

               Schnitzer Steel Industries, Inc. (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices
               -----------------------------------------------

               3200 NW Yeon Avenue
               Portland, OR 97210

Item 2(a).     Names of Persons Filing
               -----------------------

               Manuel Schnitzer          Rita S. Philip
               Carol S. Lewis            Robert W. Philip
               Scott Lewis               Michele Babette Philip
               Emanuel Rose              Gayle S. Romain
               Larry Lewis               Laura H. Rosencrantz
               Kathleen Lewis            Bryan L. Rosencrantz
               Marilyn S. Easly          Sandra Lee Schnitzer
               David S. Easly            Mardi S. Schnitzer
               Danielle Easly Nye        Jill Schnitzer Edelson
               Sean M. Easly             Richard H. Edelson
               Gilbert Schnitzer         Dina S. Meier
               Thelma S. Schnitzer       Jean S. Reynolds
               Gary Schnitzer            Alan Scott Davis
               Gregory Schnitzer         N. Dickson Davis
               Kenneth M. Novack         Samantha Paige Davis
               Deborah S. Novack         Dori Schnitzer
               Melanie A. Novack         Susan Schnitzer
               Leonard Schnitzer         First Interstate Bank of Oregon, N.A.
               Lois T. Schnitzer

Item 2(b).     Address of Principal Business Office,
               or if none, Residence
               ------------------------------------

               For First Interstate Bank of Oregon, N.A.:

               1300 SW Fifth Avenue
               Portland, OR 97201

               For all other Reporting Persons:

               3200 NW Yeon Avenue
               Portland, OR 97210

Item 2(c).     Citizenship or Place of Organization
               ------------------------------------

               Each individual listed in Item 2(a) is a citizen of the United States. First Interstate Bank of Oregon, N.A. is a national banking association.


                               Page 39 of 43 pages

Item 2(d).     Title of Class of Securities
               ----------------------------

               Class A Common Stock, $1 par value

Item 2(e).     CUSIP NUMBER
               ------------

               806882 10 6

Item 3.        Type of Reporting Person
               ------------------------

               Inapplicable

Item 4.        Ownership
               ---------

               Pursuant to the terms of the Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement dated March 31, 1991 (the "Schnitzer Trust Agreement"), the beneficial owners of 4,369,628 shares of Class B Common Stock of the Company have contributed their shares to the Schnitzer Steel Industries, Inc. Voting Trust (the "Schnitzer Trust"). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

               The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

               See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

                               Page 40 of 43 pages

                                       Class A
                                        Common
                                         Stock     Percent        Sole      Shared           Sole           Shared
                 Reporting            Actually          of      Voting      Voting     Dispositive     Dispositive
                   Person                Owned       Class       Power       Power          Power            Power
                  --------            --------     -------     -------     -------     -----------     -----------
     1.   Manuel Schnitzer              27,500         0.5      27,500           0          27,500               0

     2.   Carol S. Lewis                 1,000         0.0       1,000           0           1,000               0

     3.   Scott Lewis                   26,000         0.5      26,000           0          26,000               0

     4.   Marilyn S. Easly              10,300         0.2      10,300           0          10,300               0

     5.   Gilbert Schnitzer             85,350         1.6           0      85,350               0          85,350

     6.   Thelma S. Schnitzer           85,350         1.6           0      85,350               0          85,350

     7.   Gary Schnitzer                47,108/1       0.9      47,108/1         0          47,108/1             0

     8.   Gregory Schnitzer             28,000         0.5      28,000           0          28,000               0

     9.   Kenneth M. Novack             95,194/2       1.8      10,844/2    84,350          10,844/2        84,350

     10.  Deborah S. Novack             84,350         1.6           0      84,350               0          84,350

     11.  Leonard Schnitzer             91,876/3       1.7      61,976/3    29,900          61,976/3        29,900

     12.  Lois T. Schnitzer             23,600         0.4           0      23,600               0          23,600

     13.  Rita S. Philip                 9,000         0.2           0       9,000               0           9,000

     14.  Robert W. Philip              79,325/4       1.5      70,325/4     9,000          70,325/4         9,000

     15.  Michele Babette Philip         1,500         0.0       1,500           0           1,500               0

     16.  Gayle S. Romain               40,100         0.7         300      39,800             300          39,800

     17.  Bryan L. Rosencrantz             100         0.0         100           0             100               0

     18.  Sandra Lee Schnitzer           2,600         0.0       2,600           0           2,600               0

     19.  Mardi S. Schnitzer               600         0.0         600           0             600               0

     20.  Jill Schnitzer Edelson         4,800         0.1         100       4,700             100           4,700

     21.  Richard H. Edelson             4,700         0.1           0       4,700               0           4,700

     22.  Dina S. Meier                  1,300         0.0           0       1,300               0           1,300

     23.  Jean S. Reynolds              40,450         0.8           0      40,450               0          40,450

     24.  Dori Schnitzer                40,450         0.8           0      40,450               0          40,450

     25.  Susan Schnitzer               40,450         0.8           0      40,450               0          40,450

     --------------

     /1   Includes 45,808 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
     /2   Includes 10,844 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
     /3   Includes 61,976 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
     /4   Includes 69,275 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

                               Page 41 of 43 pages

Item 5.        Ownership of Five Percent or Less of a Class
               --------------------------------------------

               Inapplicable

Item 6.        Ownership of More than Five Percent on Behalf
               of Another Person
               ---------------------------------------------

               Inapplicable

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company
               --------------------------------------------

               Inapplicable

Item 8.        Identification and Classification of Members
               of the Group
               --------------------------------------------

               The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 6 is the
               Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.        Notice of Dissolution of Group
               ------------------------------

               Inapplicable

Item 10.       Certification
               -------------

               Inapplicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2000.

                                       MANUEL SCHNITZER
                                       CAROL S. LEWIS
                                       SCOTT LEWIS
                                       EMANUEL ROSE
                                       LARRY LEWIS
                                       KATHLEEN LEWIS
                                       MARILYN S. EASLY
                                       DAVID S. EASLY
                                       DANIELLE EASLY NYE
                                       SEAN M. EASLY
                                       GILBERT SCHNITZER
                                       THELMA S. SCHNITZER
                                       GARY SCHNITZER
                                       GREGORY SCHNITZER

                               Page 42 of 43 pages

                                       KENNETH M. NOVACK
                                       DEBORAH S. NOVACK
                                       MELANIE A. NOVACK
                                       LEONARD SCHNITZER
                                       LOIS T. SCHNITZER
                                       RITA S. PHILIP
                                       ROBERT W. PHILIP
                                       MICHELE BABETTE PHILIP
                                       GAYLE S. ROMAIN
                                       LAURA H. ROSENCRANTZ
                                       BRYAN L. ROSENCRANTZ
                                       SANDRA LEE SCHNITZER
                                       MARDI S. SCHNITZER
                                       JILL SCHNITZER EDELSON
                                       RICHARD H. EDELSON
                                       DINA S. MEIER
                                       JEAN S. REYNOLDS
                                       ALAN SCOTT DAVIS
                                       N. DICKSON DAVIS
                                       SAMANTHA PAIGE DAVIS
                                       DORI SCHNITZER
                                       SUSAN SCHNITZER
                                       FIRST INTERSTATE BANK OF
                                          OREGON, N.A.


                                       By CHARLES A. FORD
                                          --------------------------------------
                                          Charles A. Ford, Attorney-in-Fact
                                          for all Reporting Persons

                               Page 43 of 43 pages

                                                                       EXHIBIT A

                        SCHNITZER STEEL INDUSTRIES, INC.

               SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

     This SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the "Agreement") is entered into as of March 31, 1994 by and among the undersigned beneficial owners (the "Beneficial Owners") of Common Stock of Schnitzer Steel Industries, Inc. (the "Company").

     WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 4,728,249 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the "Voting Trust"), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock; and

     WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto;

     NOW, THEREFORE, the Beneficial Owners agree as follows:

     1. Joint Filing Agreement. The Beneficial Owners hereby agree that the
Schedule 13G reporting their beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company is, and any amendments thereto or any future
Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

     2. Power of Attorney. Each Beneficial Owner hereby constitutes and appoints Kenneth M. Novack, Edgar C. Shanks and Charles A. Ford, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned's name as attorney-in-fact to a
Schedule 13G to be filed to report beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company and to any amendments thereto, and to any future Schedule 13G or

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 1 amendments thereto as may be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission. The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

     3. Additional Parties. Any person who becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement. Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

     4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        MANUEL SCHNITZER
                                        ----------------------------------
                                        Manuel Schnitzer


                                        EDITH SCHNITZER
                                        ----------------------------------
                                        Edith Schnitzer


                                        CAROL S. LEWIS
                                        ----------------------------------
                                        Carol S. Lewis


                                        SCOTT LEWIS
                                        ----------------------------------
                                        Scott Lewis


                                        LARRY LEWIS
                                        ----------------------------------
                                        Larry Lewis


                                        KATHLEEN LEWIS
                                        ----------------------------------
                                        Kathleen Lewis


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 2

                                        MARILYN S. EASLY
                                        ----------------------------------
                                        Marilyn S. Easly


                                        DAVID S. EASLY
                                        ----------------------------------
                                        David S. Easly


                                        DANIELLE C. EASLY
                                        ----------------------------------
                                        Danielle C. Easly


                                        SEAN M. EASLY
                                        ----------------------------------
                                        Sean M. Easly


                                        GILBERT SCHNITZER
                                        ----------------------------------
                                        Gilbert Schnitzer


                                        THELMA S. SCHNITZER
                                        ----------------------------------
                                        Thelma S. Schnitzer


                                        GARY SCHNITZER
                                        ----------------------------------
                                        Gary Schnitzer


                                        ANDREA SCHNITZER
                                        ----------------------------------
                                        Andrea Schnitzer


                                        GREGORY SCHNITZER
                                        ----------------------------------
                                        Gregory Schnitzer


                                        KENNETH M. NOVACK
                                        ----------------------------------
                                        Kenneth M. Novack


                                        DEBORAH S. NOVACK
                                        ----------------------------------
                                        Deborah S. Novack


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 3

                                        MELANIE A. NOVACK
                                        ----------------------------------
                                        Melanie A. Novack


                                        LEONARD SCHNITZER
                                        ----------------------------------
                                        Leonard Schnitzer


                                        LOIS T. SCHNITZER
                                        ----------------------------------
                                        Lois T. Schnitzer


                                        RITA S. PHILIP
                                        ----------------------------------
                                        Rita S. Philip


                                        GAYLE S. ROMAIN
                                        ----------------------------------
                                        Gayle S. Romain


                                        LAWRENCE ROSENCRANTZ
                                        ----------------------------------
                                        Lawrence Rosencrantz


                                        BRYAN L. ROSENCRANTZ
                                        ----------------------------------
                                        Bryan L. Rosencrantz


                                        SANDRA LEE SCHNITZER
                                        ----------------------------------
                                        Sandra Lee Schnitzer


                                        MARDI S. SCHNITZER
                                        ----------------------------------
                                        Mardi S. Schnitzer


                                        JILL SCHNITZER EDELSON
                                        ----------------------------------
                                        Jill Schnitzer Edelson


                                        DINA EVAN SCHNITZER
                                        ----------------------------------
                                        Dina Evan Schnitzer


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 4

                                        MILDRED SCHNITZER
                                        ----------------------------------
                                        Mildred Schnitzer


                                        JEAN S. REYNOLDS
                                        ----------------------------------
                                        Jean S. Reynolds


                                        N. DICKSON DAVIS
                                        ----------------------------------
                                        N. Dickson Davis


                                        DORI SCHNITZER
                                        ----------------------------------
                                        Dori Schnitzer


                                        SUSAN SCHNITZER
                                        ----------------------------------
                                        Susan Schnitzer

                                        FIRST INTERSTATE BANK OF OREGON
                                          N.A.


                                        By APRIL D. SANDERSON
                                           -------------------------------
                                           April D. Sanderson
                                           Vice President Area Manager


PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/94 SCHEDULE 13G:


                                        ROBERT W. PHILIP
                                        ----------------------------------
                                        Robert W. Philip


                                        LAURA H. ROSENCRANTZ
                                        ----------------------------------
                                        Laura H. Rosencrantz


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/95 SCHEDULE 13G:


                                        RICHARD H. EDELSON
                                        ----------------------------------
                                        Richard H. Edelson



SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 5

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/96 SCHEDULE 13G:


                                        SAMANTHA PAIGE DAVIS
                                        ----------------------------------
                                        Samantha Paige Davis


                                        MICHELE BABETTE PHILIP
                                        ----------------------------------
                                        Michele Babette Philip


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/97 SCHEDULE 13G:


                                        EMANUEL ROSE
                                        ----------------------------------
                                        Emanuel Rose


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/98 SCHEDULE 13G:


                                        ALAN SCOTT DAVIS
                                        ----------------------------------
                                        Alan Scott Davis


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 6